NEWS RELEASE

Cleveland-Cliffs Declares Regular Cash Dividend on Common Stock

CLEVELAND – Sept. 9, 2008 – Cleveland-Cliffs Inc (NYSE: CLF), which will be renamed Cliffs Natural Resources in the coming months, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.0875 per common share.

This dividend rate is the same as the cash dividend declared on the Company’s common stock in the first two quarters of 2008. The cash dividend will be payable on Dec. 1, 2008, to shareholders of record as of the close of business on Nov. 14, 2008.

ABOUT CLEVELAND-CLIFFS INC
Cleveland-Cliffs Inc, headquartered in Cleveland, Ohio, is an international mining company, the largest producer of iron ore pellets in North America and a major supplier of metallurgical coal to the global steelmaking industry. The Company operates six iron ore mines in Michigan, Minnesota and Eastern Canada, and three coking coal mines in West Virginia and Alabama. Cliffs also owns 85% of Portman Limited, a large iron ore mining company in Australia, serving the Asian iron ore markets with direct-shipping fines and lump ore. In addition, the Company has a 30% interest in the Amapá Project, a Brazilian iron ore project, and a 45% economic interest in the Sonoma Project, an Australian coking and thermal coal project.

To be added to Cleveland-Cliffs’ e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

News releases and other information on the Company are available on the Internet at:

http://www.cleveland-cliffs.com or
www.cleveland-cliffs.com/Investors/Pages/default.aspx?b=1041&1=1

SOURCE: Cleveland-Cliffs Inc

CONTACT:
Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
srbaisden@cleveland-cliffs.com

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